     Exhibit 15.2

CONSENT

The undersigned hereby consents to the use of its name and references to, and the use of information derived from, the technical report dated November 6, 2012, effective September 20, 2012, entitled “Technical Report, Prefeasibility Study of the Carbon Creek Coal Property, British Columbia, Canada” in the annual report on Form 20-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission and which is being incorporated by reference into the registration statement on Form S-8 (No. 333-151385) of the Company.

DATED February 28, 2013

Norwest Corporation

Per: /s/ L. D. Henchel
Name: Lawrence E. Henchel
Title: Vice-President, Geologic Services